                                                                EXHIBIT 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	G. Christopher Colville
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

Christine Mohrmann
Media: Claudine Cornelis
Morgen-Walke Associates, Inc.
(212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS ANNOUNCES COMPLETION OF S&S GRAPHICS

ACQUISTION AND MANAGEMENT CHANGE

                HOUSTON, TEXAS — June 24, 2002 — Consolidated Graphics, Inc. (NYSE:CGX) today announced the completion of the acquisition of S&S Graphics, a premier half-web and sheet-fed printing company serving the Baltimore/Washington metropolitan area.  “We continue to see outstanding opportunities to strengthen our market position through acquisitions and recruiting of experienced sales professionals,” commented Joe R. Davis, Chairman and Chief Executive Officer.  “And while we have not yet seen a substantial improvement in prevailing market conditions, we remain comfortable with our previously stated expectations for the current quarter and are confident about our long-term sales and profit growth prospects as a result of our ability to capitalize on these opportunities.”

                Consolidated Graphics also announced that Charles F. White, President and Chief Operating Officer, has submitted his resignation effective July 31, 2002.  “I greatly appreciate the many valuable contributions Charles has made to the Company and wish him well in the pursuit of his other personal interests,” stated Mr. Davis.  “At the same time, I am looking forward to working directly with our Group Vice Presidents and individual Company Presidents, while undertaking both an internal and external search for a new Chief Operating Officer.”

                In addition, Consolidated Graphics announced the launch of its new Web site at www.consolidatedgraphics.com.  The new site features enhanced presentation of the Company’s operating locations and capabilities and the ability for prospective employees to learn more about career opportunities with the Company.

                Consolidated Graphics, Inc. is the largest sheet-fed and half-web commercial printing company in the United States.  Through locations in 25 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country.  Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXmedia.  Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization.  For more information, visit the Company’s Web site at www.consolidatedgraphics.com.

                This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements.  Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission.   The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today.  Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.